Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

Telephone: 770-852-9057

E-mail: quiana.pinckney@hdsupply.com

FOR IMMEDIATE RELEASE

HD Supply Appoints New Senior Vice President and CFO

Ronald J. Domanico brings more than 30 years of financial and management experience

ATLANTA – April 16, 2010 – HD Supply today announced Ronald Domanico will join the company as its new senior vice president and chief financial officer, effective April 19th, 2010. Domanico will be a key member of the HD Supply executive team and will report to Joe DeAngelo, CEO of HD Supply.

“We are extremely pleased to welcome Ron to our leadership team. He brings more than 30 years of financial and management experience and global expertise to HD Supply, as well as an outstanding reputation among the financial community and a tremendous track record of value creation,” said Joe DeAngelo.

Domanico joins HD Supply from Caraustar Industries where he served as vice president and chief financial officer beginning October 2002. Prior to joining Caraustar, he was executive vice president and chief financial officer at AHL Services, Inc. From 1981 to 2000, he worked at Kraft Foods and Nabisco in progressively senior roles of increasing responsibility in financial management, operations, planning and business development. Domanico’s last 11 years at Kraft and Nabisco, including seven years living abroad, were in chief financial officer positions. When he left the company, he was senior vice president and CFO for Nabisco International and CEO for Nabisco Asia.

Domanico will replace Mark Jamieson as CFO, who has left the organization to pursue other opportunities.

About HD Supply

HD Supply (www.hdsupply.com) is a leading wholesale distribution company, providing a broad range of products and services to professional customers in the infrastructure & energy, maintenance, repair & improvement and specialty construction markets. With a diverse portfolio of market-leading businesses, HD Supply is one of the largest diversified wholesale distributors in North America, with approximately 800 locations.

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